                                 EXHIBIT 12(c)

                            CNF TRANSPORTATION INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      ------------------------
                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                      ------------------------
                                                             1998         1997
                                                      -----------  -----------
                                                      (dollars in thousands)
Fixed Charges:
  Interest Expense                                    $     8,532  $    10,805
  Capitalized Interest                                        490          702
  Dividend Requirement on Series B Preferred Stock(1)       3,003        3,087
  Interest Component of Rental Expense(2)                   9,863        8,067
                                                      -----------  -----------
                                                      $    21,888  $    22,661
                                                      -----------  -----------
Earnings:
  Income Before Taxes                                 $    34,077  $    40,172
  Fixed Charges                                            21,888       22,661
    Capitalized Interest                                     (490)        (702)
    Preferred Dividend Requirements(3)                     (3,003)      (3,087)
                                                      -----------  -----------
                                                      $    52,472  $    59,044
                                                      -----------  -----------
  Ratio of Earnings to Fixed Charges:                         2.4x         2.6x
                                                      ===========  ===========

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(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2) Estimate of the interest portion of lease payments. The three month period ended March 31, 1997 was restated for a change in the estimation method.

(3) Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income Before Taxes.